Epicus
Communications Group, Inc.                               Press Release
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                 ***FOR IMMEDIATE RELEASE***

Epicus Communications Group, Inc., Announces a More Favorable
Agreement to Redeem Debentures


West Palm Beach, Fl., Wednesday, May 07, 2003 - Epicus Communications Group, Inc., "Epicus Group" (OTCBB: EPUC) formerly Phoenix International Industries, Inc., announced today the signing of an agreement with the four investment funds currently holding its Convertible Debentures. The agreement enables the Company to redeem those Debentures with a limit to dilution and conversion which the Epicus Group negotiated to be more favorable to the Company and its shareholders.

"The Board of Directors found it very encouraging that the management of these funds are so optimistic about the future of our company, that they were willing to accept a portion of their fees in restricted stock, and even then not until the redemptions are completed. In addition, it is now more feasible due to sales and earnings, for Epicus Group to retire the debt on the new terms" said Gerard Haryman, Chairman and CEO at Epicus Group. "We believe their confidence is the result of the outstanding performance in the telecommunications industry of our subsidiary, Epicus, Inc., "Epicus". Epicus has shown substantial growth and corresponding profits for the last four consecutive quarters. We believe that we will continue that type of growth for the foreseeable future."

For additional information, please refer to the form 8-K filed with the Securities and Exchange Commission (SEC) on May 7, 2003 and the Company's forms 10Q and 10K also filed with the SEC and available at http://www.Edgar-Online.com and at the SEC's web site.
http://www.sec.gov.


About Epicus Group:

Epicus Group is publicly traded under the symbol (OTCBB: EPUC). Epicus Group is a holding company and may consider investing in and/or acquiring additional properties where there are opportunities to broaden its overall revenue and/or increase its subsidiaries' product portfolios for the further enhancement of the Epicus brand.

With the exception of historical facts, the matters discussed in this press release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary based upon a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and technology, continuing demand, the impact of competitive products and pricing, and changing economic conditions.

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Contact:
Epicus Communications Group Inc.
Gerard Haryman / Chairman and CEO
Tel: 561-688-0440 or e-mail: gharyman@epicus.com



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                  Epicus Communications Group, Inc.
       1750 Osceola Dr. Suite 2 West Palm Beach, Florida 33409
       Main: (561) 688-0440 Fax: (561) 688-1533 www.epicus.com